SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):     December 15, 2005
BELL INDUSTRIES, INC.
(Exact name of registrant as specified in charter)

California (State or Other Jurisdiction of Incorporation or Organization)	1-11471 (Commission File Number)	95-2039211 (IRS Identification No.)

1960 E. Grand Avenue, Suite 560, El Segundo, California (Address of principal executive offices)	90245 (Zip Code)
Registrant’s telephone number, including area code: (310) 563-2355.
Not Applicable

(Former Name or Former Address, if Changed since Last Report)
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e(c))

TABLE OF CONTENTS
Item 8.01.     Other Events.
Item 9.01.     Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT – 99.1

Item 8.01 Other Events
     On December 15, 2005, Bell Industries, Inc. issued a press release announcing its proposal to acquire 100% of the outstanding shares of common stock of The Coast Distribution System, Inc. for $7.70 per share in cash. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits

(c)

Exhibit	Description

99.l	December 15, 2005 Press Release by Bell Industries, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELL INDUSTRIES, INC.
Dated:	December 15, 2005	By:	/s/ JOHN A. FELLOWS
John A. Fellows
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated December 15, 2005

EXHIBIT 99.1
CONTACT:
Bell Industries, Inc.
John A. Fellows/Mitchell I. Rosen
310-563-2355
PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
310-279-5980
BELL INDUSTRIES ANNOUNCES IT SENT LETTER OFFERING
TO ACQUIRE THE COAST DISTRIBUTION SYSTEM, INC.
     El Segundo, California – December 15, 2005 – Bell Industries, Inc. (AMEX:BI) said today it has sent a letter to the board of directors of The Coast Distribution System, Inc. (AMEX:CRV) offering to enter into negotiations to acquire the company by merger for $7.70 per share in cash. Bell’s proposal represents a 15% premium over the past month’s average closing price of $6.69 per share and would provide Coast stockholders with immediate liquidity at a premium to market and an immediate opportunity to maximize their investments. A copy of the letter is set forth below:
Bell Letter Dated December 14, 2005
To the Board of Directors
The Coast Distribution System, Inc.
350 Woodview Ave
Morgan Hill, CA 95037
Gentlemen:
     By letter dated December 6, 2005 (the “Offer Letter”) to your Chairman and Chief Executive Officer, Thomas R. McGuire, Bell Industries, Inc. (“Bell”) set forth a detailed proposal to enter into a negotiated transaction to acquire 100% of the outstanding shares of common stock of The Coast Distribution System, Inc. (“Coast”) for $7.16 in cash per share. This price per share represented a premium to Coast shareholders of $0.65, or 10%, over the average closing per share price of $6.51 for the month prior to the Offer Letter. To this day, Bell has not received a formal response from Coast. The only communication between our two companies was an extremely short conversation between Mr. McGuire and myself on Sunday December 11, 2005, at which time Mr. McGuire made it quite clear that Coast had no interest in exploring our proposal or any benefits which may accrue from it to Coast’s shareholders.

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     On December 9, 2005, Coast announced that it would buy back an additional $1.2 million of shares of its common stock, supplementing its previously announced stock buyback program. In apparent response to this announcement, on December 12, 2005, the closing price per share of Coast common stock was $7.00. Furthermore, at one point since the announcement of the stock buyback program, the price per share of Coast common stock exceeded $7.50 per share in intra-day trading.
     The apparent failure of Coast to comply with its Form 10-Q reporting requirements (Item 2 of Part II of Form 10-Q and Item 703 of Regulation S-K) does not permit us to understand monthly purchase levels of Coast’s buyback program. The timing of the announcement of the stock buyback program is curious and troublesome. We consequently raise the question of whether or not Coast is seeking to protect the interests of all of its shareholders and maximize value by offering to buy additional shares of stock at a time when it has neither informed its shareholders of our proposal nor formally responded to our offer.
     By way of this letter, Bell is reiterating its interest in acquiring 100% of the outstanding shares of Coast common stock. In addition, we are increasing our offer to $7.70 per share of common stock. Our new offer represents a premium to Coast shareholders of $1.01, or 15%, over the average closing per share price of $6.69 for the month prior to this new offer.
     While the original Offer Letter contemplated a 45-day due diligence period and a period of exclusivity, we are now prepared to shorten the period of due diligence and defer the exclusivity provisions until such time as we have entered into a definitive merger agreement. We are prepared to initiate our abbreviated due diligence period immediately and would further commence work to negotiate and execute a definitive merger agreement while that review is taking place.
     We trust you will agree that this proposal offers a unique and timely opportunity for Coast’s shareholders to realize full value for their shares and that you will respond immediately and positively to our proposal. We look forward to working with you to achieve what will be a compelling transaction for your stockholders.
About Bell Industries, Inc.
     Bell is comprised of three diversified business units, Bell Tech.logix, Recreational Products Group and J.W. Miller. Bell Tech.logix offers a comprehensive portfolio of technology products and managed lifecycle services, including planning, product sourcing, deployment and disposal, and support services. Bell’s Recreational Products Group distributes after-market parts and accessories primarily to the recreational vehicle and boating markets. J.W. Miller manufactures and sells standard and custom magnetic components used in electronic applications for computer, medical, lighting and telecommunication equipment.
Forward-Looking Statements
     Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the company’s filings with the Securities and Exchange Commission, including Factors That May Affect Future Results of Operations

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included in the Form 10-K for the year ended December 31, 2004 and Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K for the year ended December 31, 2004 and the Form 10-Q for the quarter ended September 30, 2005. In addition, general industry and market conditions and growth rates and general economic conditions could affect such statements. Furthermore, there is the risk that this offer may not be accepted by The Coast Distribution System or, if accepted, the transaction will not be consummated. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
Additional Information
     Investors and security holders are urged to read the disclosure documents regarding the proposed merger as they become available because they will contain important information. Investors and security holders will be able to obtain a free copy of any such disclosure documents as they become available, as well as other filings containing information about Bell Industries and The Coast Distribution System, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the disclosure documents and the filings with the SEC that will be incorporated by reference in such disclosure documents can also be obtained without charge, as they become available, by directing a request to PondelWilkinson Inc., as information agent for Bell Industries, Inc. at 1880 Century Park East, Suite 700, Los Angeles, CA 90067, telephone: 310-279-5980, e-mail address: investor@pondel.com.
     The directors and executive officers of Bell Industries may be deemed to be participants in the solicitation of proxies from The Coast Distributions Systems shareholders in respect of the proposed merger. Information regarding the directors and executive officers of Bell Industries is currently available in its proxy statement filed with the SEC by Bell Industries on April 22, 2005. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any disclosure documents and any other relevant materials that will be filed by Bell Industries with the SEC as they become available.
     Any information concerning The Coast Distribution System contained in this document has been taken from, or is based upon, publicly available information. Although Bell Industries does not have any information that would indicate that the information contained in this document that has been taken from such documents is inaccurate or incomplete, Bell Industries does not take any responsibility for the accuracy or completeness of such information.
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